Exhibit 10.17

Summary of Directors’ Compensation

In 2009, non-employee directors were paid $17,000 per quarter ($68,000 per year). In addition, in accordance with the 2008 Director Stock Plan, non-employee directors received, for service as a director, shares of Albemarle common stock equal to the amount of the annual retainer fee divided by the closing price per share of Albemarle common stock on the Annual Meeting date, which was $25.35. Due to a 2,000 share grant limitation per director per year dictated by the 2008 Director Stock Plan, and due to the decreased price per share on the date of the 2009 Annual Meeting, the number of shares issued did not amount to the total stock compensation due each non-employee director for 2009. As such, we granted each non-employee director a one-time additional discretionary allocation of 700 phantom shares into each of their deferred compensation stock accounts.

Non-employee directors also received an additional amount based on their committee service. Audit Committee members received $2,250 per quarter ($9,000 per year), and the Chairman of the Audit Committee received an additional $2,250 per quarter ($9,000 per year). Executive Compensation Committee members received $2,250 per quarter ($9,000 per year), and the Chairman of the Executive Compensation Committee received an additional $2,250 per quarter ($9,000 per year). Nominating and Governance Committee members received $1,250 per quarter ($5,000 per year), and the Chairman of the Nominating and Governance Committee received an additional $750 per quarter ($3,000 per year). Health, Safety and Environment members received $1,250 per quarter ($5,000 per year), and the Chairman of the Safety, Health, and Environment Committee received an additional $750 per quarter ($3,000 per year). Our Lead Independent Director received $50,000 in 2009 in lieu of committee fees. In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings, and we matched up to $2,500 for director charitable giving. Employee members of the Board of Directors were not paid separately for service on the Board.

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